CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is made and entered into effective as of June 1, 2002 by TexEn Oil & Gas, Inc., a Nevada corporation ("Corporation"), and Woodburn Holdings Ltd. (the "Consultant")

WHEREAS, the Corporation desires to retain the services of a corporate consultant and the services of its designated representative and the Consultant has agreed to accept such appointment on the terms and conditions herein contained:

NOW THEREFORE IT IS AGREED AS FOLLOWS:

Section 1 - Duties.

The Consultant agrees to the appointment hereunder and during the term of this Agreement, the Consultant agrees to provide an agent associated or affiliated with the Consultant to serve the Corporation as President and Chief Executive Officer. The Consultant's designated Consultant shall provide such managerial, administrative and other services as are customarily associated with or incidental to the Chief Executive Officer position and the agent shall perform such other duties and responsibilities for the Corporation as the Corporation may reasonably require, consistent with such position. The services to be provided by the Consultant and its designated agent shall be provided from the consultant's head office of chief place of business located in the Municipality of West Vancouver, Province of British Columbia. The Consultant shall ensure that a substantial amount of time is devoted to the business and affairs of the Corporation.

Section 2 - Term of Appointment.

2.1   Definitions. For the purposes of this Agreement the following terms shall have the following meanings:

2.1.1   "Termination For Cause" shall mean termination by the Corporation of the Consultant's engagement by reason of any agent or designated appointee of the Consultant engaging in acts of willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Corporation.

2.1.2   "Termination Other Than For Cause" shall mean termination by the Corporation of the Consultant's engagement by the Corporation (other than in a Termination for Cause) and shall include constructive termination by reason of a material breach of this Agreement by the Corporation, such constructive termination to be effective upon notice from the Consultant to the Corporation of such constructive termination.

2.1.3   "Voluntary Termination" shall mean termination by the Consultant of its engagement other than (i) constructive termination as described herein, (ii) "Termination Upon a Change in Control," and (iii) termination by reason of the death or disability of the Consultant's agent as described herein.

2.1.4   "Termination Upon a Change in Control" shall mean a termination by the Consultant of the Consultant's engagement with the Corporation within 120 days following a "Change in Control."

2.1.5   "Change in Control" shall mean (i) the time that the Corporation first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Corporation's outstanding securities, unless a majority of the "Continuing Directors," approve the acquisition not later than ten (10) business days after the Corporation makes that determination, or (ii) the first day on which a majority of the members of the Corporation's board of directors are not "Continuing Directors."

2.1.6   "Continuing Directors" shall mean, as of any date of determination any member of the Corporation's board of directors who (i) was a member of that board of directors on June 30, 2002, or (ii) was nominated for election or elected to the Corporation's board of directors with the affirmative vote of the greater of a majority of the Continuing Directors who were members of the Corporations, board of directors at the time of such nomination or election.

2.2   Initial Term. The term of engagement of the Consultant by the Corporation shall be for a period of 18 months beginning with the Effective Date ("Initial Term"), unless terminated earlier pursuant to this Agreement. At any time prior to the expiration of the Initial Term, the Corporation and the Consultant may by mutual written agreement extend the Consultant's engagement under the terms of this Agreement for such additional period as may be agreed.

2.3   Termination For Cause. Termination For Cause may be effected by the Corporation time during the term of this Agreement and shall be effected by written notification to the Consultant and its Agents.

2.4   Termination Other Than For Cause. Notwithstanding anything else in this Agreement, the Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to the Consultant of such termination. Upon any Termination Other Than For Cause, the Consultant and its designated agent shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Consultant or its designated agent is a participant to the full extent of the Consultant's rights under such plans (including accelerated vesting, if any, of awards granted to the Consultant under the Corporation's stock option plan) and any appropriate business expenses incurred by the Consultant in connection with his duties hereunder, all to the date of termination, and all Severance Compensation provided, but no other compensation or reimbursement of any kind.

2.7   Voluntary Termination. In the event of a Voluntary Termination, the Corporation shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Consultant or its designated agent is a participant to the full extent of the Consultant's rights under such plans and any appropriate business expenses incurred by the Consultant or its designated agent in connection with their respective duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

2.8   Termination Upon a Change in Control. In the event of a Termination Upon a Change in Control, the Consultant and its designated agent shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Consultant is a participant to the full extent of the Consultant's rights under such plans (including accelerated vesting, if any, of any awards granted to the Consultant under the Corporation's Stock Option Plan) and any appropriate business expenses incurred by the Consultant in connection with its duties hereunder, all to the date of termination, and all Severance Compensation, but no other compensation or reimbursement of any kind.

2.9   Notice of Termination. The Corporation may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to the Consultant of such termination. The Consultant may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to the Corporation of such termination.

Section 3 - Compensation

3.1   Annual Base. As payment for the services to be rendered by the Consultant as provided in Section 1 and subject to the terms and conditions of Section 2, the Corporation agrees to pay to the Consultant a "Base Compensation" of US$180,000 per annum payable in equal monthly installments of $ 15,000 each.

3.2   Additional Compensation. The Consultant's designated Consultant shall receive options to acquire up to 1,000,000 shares of common stock under the Company's nonqualified incentive stock option plan filed on Form S-8 with the United States Securities and Exchange Commission with an exercise price of $.10 per share.

3.3.   Automobile Allowance. For the term of this Agreement and any extensions thereof the Corporation will reimburse the Consultant for mileage accumulated upon its motor vehicle while being used for corporate matters.

3.4   Reimbursement for Expenses. During the term of this Agreement, the Corporation shall reimburse the Consultant for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Consultant in connection with its duties under this Agreement.

3.5   Effective Date. This agreement is being executed February 13, 2003, but all of the terms and conditions, including but not limited to the payment of compensation, is effective as of June 1, 2002.

Section 4 - Severance Compensation

4.1   Severance Compensation in the Event of a Termination Upon a Change in Control. In the event the Consultant's employment is terminated in a Termination Upon a Change in Control, the Consultant shall be paid as severance compensation ("Severance Compensation") his Base Salary (at the rate payable at the time of such termination), for a period of twelve (12) months from the date or such termination. Notwithstanding, anything in this Section to the contrary, the Consultant may in the Consultant's sole discretion, by delivery of a notice to the Corporation within thirty (30) days following a Termination Upon a Change in Control, elect to receive from Compensation a lump sum Severance Compensation payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to the Consultant pursuant to this Section. The Consultant shall also be entitled to an accelerated vesting of any awards granted to the Consultant under the Corporation's Stock Option Plan to the extent provided in the stock option agreement entered into at the time of grant. The Consultant shall continue to enjoy any benefits under any plans of the Corporation in which the Consultant is a participant to the full extent of the Consultant's rights under such plans, including any perquisites provided under this Agreement, though the remaining term of this Agreement.

4.2   Severance Compensation in the Event of a Termination Other Than for Cause. In the event the Consultant's employment is terminated in a Termination Other Than for Cause, the Consultant shall be paid as Severance Compensation his Base Salary (at the rate payable at the time of such termination), for a period of twelve (12) months from the date of such termination, on the dates specified in Section 3.1.

4.3   Limit on Aggregate Compenstation Upon a Change in Control. Notwithstanding anything else in this Agreement, solely in the event of a Termination Upon a Change in Control, the amount of Severance Compensation paid to the Consultant, but exclusive of any payments to the Consultant in respect of any stock options then held by the Consultant (or any compensation deemed to be received by the Consultant in connection with the exercise of any stock options at any time) or by virtue of the Consultant's exercise of a Limited Right under the Option Plan upon a Change in Control, shall not include any amount that the Corporation is prohibited from deducting for federal income tax purposes by virtue of Section 2806 of the Internal Revenue Code or any successor provision.

Section 6 - Payment Obligations.

The Corporation's obligation to pay the Consultant the compensation and to make the arrangements provided herein shall be unconditional, and the Consultant shall have no obligation whatsoever to mitigate damages hereunder. If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, the Corporation, to the extent permitted by applicable law and the Corporations' articles of incorporation and bylaws, hereby indemnifies and will pay the Consultant for the Consultant's reasonable attorneys' fees and disbursements incurred in such litigation.

Section 7 - Confidentiality.

The Consultant agrees that all confidential and proprietary information relating to the Corporation's business shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by the Corporation's board of directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

Section 8 - Indemnification.

The Corporation shall indemnify the Consultant at all times during and after the term of this Agreement to the maximum extent permitted under Nevada Business Corporation Act or any successor provision thereof and any other applicable state law, and shall pay the Consultant's in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable state laws.

Section 9 - Notices.

Notice under this Agreement shall be in writing and shall be effective when actually delivered. If mailed, notice shall be deemed effective 48 hours after mailing as registered or certified mail, postage prepaid, directed to the other party at the address set forth below or such other address as the party may indicate by written notice to the other:

Section 10 - Time.

Time is of the essence of this Agreement.

Section 11 - No Release.

Both parties agree that the termination of this Agreement or the expiration of the term of this Agreement shall not release either party from any obligations under Sections this Agreement.

Section 12 - Survival.

Any of the terms and covenants contained in this Agreement which require the performance of either party after Termination shall survive such Termination.

Section 13 - Waiver.

Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

Section 14 - Assignment.

Except as otherwise provided within this Agreement, neither party hereto may transfer or assign this Agreement without prior written consent of the other party.

Section 15 - Law Governing.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

Section 16 - Attorney Fees.

In the event a suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the trial court and/or appellate court.

Section 17 - Presumption.

This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

Section 18 - Computation of Time.

In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or a legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

Section 19 -Titles and Captions.

All articles, sections and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

Section 20 - Pronouns and Plurals.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

Section 21 - Entire Agreement.

This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

Section 22 - Prior Agreements.

This document is the entire final and complete agreement of the parties and supersedes and replaces all prior or existing written and oral agreements.

Section 23 - Agreement Binding.

This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

Section 24 - Savings Clause.

If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement, the 13th day of February, 2003.

TexEn Oil & Gas, Inc.
	By: Title:	/s/ R. M. Baker President & CEO
Attest: [Seal]

Woodburn Holdings Ltd.
	By: Title:	/s/ R. M. Baker President
Attest: [Seal]